Exhibit 3.122

LIMITED LIABILITY COMPANY AGREEMENT

GREDE II LLC

February 5, 2010

10.7	INTERESTED TRANSACTIONS	15

ARTICLE 11 DISSOLUTION AND TErmination		16

11.1	NO DISSOLUTION	16
11.2	DISSOLUTION UPON SPECIFIC EVENTS	16
11.3	WINDING UP	16
11.4	LIMITATIONS ON RIGHTS OF THE MEMBER	17
11.5	CERTIFICATE OF CANCELLATION	17

ARTICLE 12 FINANCIAL STATEMENTS, BOOKS AND BANK ACCOUNTS		17

12.1	BOOKS AND RECORDS	17

ARTICLE 13 AMENDMENTS		17

13.1	AMENDMENTS	17

ARTICLE 14 MISCELLANEOUS PROVISIONS		17

14.1	NOTICES	17
14.2	ENTIRE AGREEMENT	18
14.3	FURTHER Assurances	18
14.4	PARTIAL INvALIDITY	18
14.5	WAIVERS	18
14.6	BINDING Effect; ASSIGNMENT; THIRD PARTY BENEFICIARIES	18
14.7	RULES OF INTERPRETATION	19
14.8	GOVERNING LAW	20
14.9	COUNTERPARTS	20

Schedule 1                                    Initial Managers and Officers

ii

GREDE II LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Grede II LLC, a Delaware limited liability company (the “Company”), is made and entered into effective as of February 5, 2010, by the Company and the Company’s sole member, Grede Holdings LLC, a Delaware limited liability company (the “Member”).

RECITALS

A.                                    The Company was converted into a limited liability company in accordance with the procedures for conversion under Section 266 of the Delaware General Corporation Law (contained in Delaware Statutes 8 Del.C. § 101 et seq) upon the filing by Citation (as hereinafter defined) of a Certificate of Conversion and the Company’s Certificate of Formation, each effective as of the date hereof (the “Citation Conversion”), pursuant to the transactions contemplated in that certain Conversion and Contribution Agreement and Stockholder Consent (the “Conversion and Contribution Agreement”) dated as February 4, 2010, between the Citation Stockholders, the Citation Debt Holders, Wayzata II, TCW SHOP IV, Citation (each as hereinafter defined) and the Member.

B.                                    In connection with the Citation Conversion each of GSC III Corp., GSC III Parallel LLC, TCW Fund IV, TCW SHOP IV and TCW IVB (as hereinafter defined), contributed all of their membership interests in the Company to the Member, leaving the Member as the Company’s sole member. Under the Conversion and Contribution Agreement, the membership interests in the Company were represented by “Units.” Immediately following the contribution of membership interests in the Company described in this Recital B and under this Agreement, the membership interests in the Company shall no longer be represented by Units but will instead be referred to as Membership Interests (as hereinafter defined).

C.                                    The Act (as hereinafter defined) authorizes an agreement among the members of a limited liability company.

D.                                    The Member, intending that this Agreement be the Company’s limited liability company agreement as defined in the Act hereby enters into this Agreement in order to set forth certain matters relating to the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

NAME AND FORMATION OF COMPANY

1.1                               Formation. The Company was formed as described in Recital A. The preparation, execution and filing of the Certificate of Conversion and Certificate of Formation of the Company are hereby authorized and ratified in all respects. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the date hereof.

1.2                               Name. The name of the Company is Grede II LLC. The business of the Company may be conducted under any other name or names that the Board (as hereinafter defined), deems advisable.

1.3                               Existence. The Company shall have perpetual existence, unless dissolved in accordance with the provisions of this Agreement. The existence of the Company shall continue until the cancellation of the Certificate of Formation of the Company in the manner required by Section 18-203 of the Act.

1.4                               Registered Agent and Office. The Company’s registered agent and office in Delaware shall be c/o. The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Board may designate another registered agent and/or registered office at any time.

1.5                               Principal Place of Business. The Company’s principal place of business shall be at 27275 Haggerty Road, Suite 420, Novi, Michigan 48377. The Board may change the location of the Company’s principal place of business at any time.

1.6                               Qualification. The Board shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business. The Board shall authorize an Officer (as hereinafter defined), or any other person as an authorized person within the meaning of the Act, to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. Notwithstanding the foregoing, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Member under the Act or this Agreement.

1.7                               No State Law Partnership. The Member intends that the Company not be a partnership (including a limited partnership) or joint venture, and that the Member not be an agent, partner or joint venturer of any other Person for any purposes other than federal, state and local tax purposes, and this Agreement shall not be construed to suggest otherwise.

ARTICLE 2

DEFINITIONS

2.1                               Definitions. The terms defined in this Article 2 (except as may be otherwise expressly provided in this Agreement or unless the context otherwise requires) shall, for all purposes of this Agreement, have the following respective meanings:

“Act” means the Delaware Limited Liability Company Act contained in Delaware Statutes 6 Del.C. § 18-101 et seq.

“Affiliate” of any Person, means any entity directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” means this Limited Liability Company Agreement as hereafter amended from time to time, including any schedules to this Agreement.

“Board” has the meaning set forth in Section 4.1(a).

“Capital Contribution” means, as of any date, the sum of the amounts of money, promissory notes, and the agreed value of other property that the Member has contributed to the capital of the Company pursuant to Article 6 through such date. The agreed value of any Capital Contribution made in property other than money shall be the fair market value, net of liabilities assumed or taken subject to by the Company, of the contributed property determined by the Board in good faith.

“Citation” means Citation Corporation, a Delaware corporation.

“Citation Debt Holders” has the meaning set forth in the Conversion and Contribution Agreement.

“Citation Stockholders” has the meaning set forth in the Conversion and Contribution Agreement.

“Closing Date Agreements” means this Agreement, the Conversion and Contribution Agreement, the Manager Indemnification Agreements between the Company and each Manager, and any other agreement or instrument related to this Agreement to which the Company is a party entered into on or about the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Grede II LLC, a Delaware limited liability company.

“Competing Businesses” has the meaning set forth in Section 10.6.

“Conversion and Contribution Agreement” has the meaning set forth in Recital A.

“Covered Person” means the Member, a Manager, an Officer, any Affiliate of the Member or a Manager, any shareholders, members, partners, employees, directors, officers, managers, representatives or agents of the Member or a Manager or their respective Affiliates, or any employee or agent of the Company or its Affiliates.

“Dissolution Event” has the meaning set forth in Section 11.2.

“Distribution” means any distribution to the Member, in its capacity as a member of the Company, of cash or other assets of the Company made from time to time pursuant to the provisions of this Agreement.

“GSC III Corp.” means GSC RIII — Grede Corp., a Delaware corporation.

“GSC III Parallel LLC” means GSC RIII Parallel — Grede, LLC, a Delaware corporation.

“Indemnified Costs” has the meaning set forth in Section 10.4.

“Losses” has the meaning set forth in Section 10.2(a).

“Majority GSC Holders” has the meaning given to such term in the Member’s LLC Agreement.

“Manager” means a Person elected, appointed, or otherwise designated as a Manager by the Member in accordance with Section 4.1. A Person elected, appointed or otherwise designated as a Manager pursuant to this Agreement shall be deemed to be a “manager” within the meaning of the Act.

“Member” means Grede Holdings LLC, a Delaware limited liability company.

“Member’s LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Grede Holdings LLC dated as of February 5, 2010.

“Membership Interest” means the entire limited liability company interest (as defined in the Act) of the Company, including the Member’s right to manage the business and affairs of the Company under this Agreement.

“Net Cash Flow” means the net cash realized by the Company from any source, including from operations; provided, however, that in no event shall a determination of Net Cash Flow be made that would violate the terms of any present or future agreement of the Company with any bank, trust company, insurance company or other financial institution or any Subsidiary or Affiliate of any of the foregoing relating to indebtedness of the Company or any of its Subsidiaries.

“Officers” has the meaning set forth in Section 4.2(a).

“Person” means any natural person, corporation, general or limited partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Securityholders Agreement” has the meaning given to such term in the Member’s LLC Agreement.

“Subsidiary” or “Subsidiaries” means any corporation, limited liability company, general or limited partnership or other entity, at least 50% of the equity interest of which is owned (a) by the Company or (b) by a corporation, limited liability company, general or limited partnership or other entity that is a direct or indirect Subsidiary of the Company.

“TCW Fund IV” has the meaning set forth in the Conversion and Contribution Agreement.

“TCW SHOP IV” has the meaning set forth in the Conversion and Contribution Agreement.

“TCW IVB” means TCW Shared Opportunity Fund IVB, L.P., a Delaware limited partnership.

“Transfer” has the meaning set forth in Section 9.1.

“Treasury Regulations” means the income tax regulations promulgated under the Code.

“Wayzata II” means Wayzata Opportunities Fund II, L.P., a Delaware limited partnership.

ARTICLE 3

PURPOSES AND POWERS OF THE COMPANY

3.1                          Purposes. The purposes of the Company and the business to be carried on and the objectives to be effected by it are to engage in any lawful business, any act or activity that may be necessary or appropriate in connection with or incidental to the foregoing, or any other activity permitted under the Act.

3.2                          Powers. The Company shall have the powers set forth in this Agreement and the Act, including Section 18-106(b) of the Act, which powers shall include, in all events, the power to borrow money, sell, mortgage, convey, pledge or lease property owned by the Company, purchase, receive, lease or otherwise acquire, own, hold, improve, use and otherwise deal with real and personal property; and to make contracts, appoint agents and attorneys-in-fact, create corporations or other entities owned by the Company and to undertake any and all other lawful activities as may be required to carry on its business.

ARTICLE 4

MANAGEMENT OF THE COMPANY

4.1                               Rights and Powers of the Board and Officers.

(a)                                      Power. All management powers over the business and affairs of the Company shall be exclusively vested in the Company’s board of managers (the “Board”), other than actions with respect to which the approval of the Member is specifically provided for by this Agreement or by non-waivable provisions of the Act. The Board may delegate certain powers and associated duties, including responsibility for management of day-to-day operations, to Officers pursuant to Section 4.2.

(b)                                      Size and-Election; Resignation and Removal. The Managers on the Board shall be the Persons elected and serving as managers of the Member’s board of managers at such time, and such Persons shall be simultaneously elected to the Company’s Board by written consent of the Member and, if applicable, simultaneously removed from the Company’s Board by written consent of the Member. The initial Board shall consist of the Persons set forth on Schedule I attached hereto. Each Manager shall remain a Manager until his or her successor is elected by the Member or his or her earlier death, resignation or removal in accordance with the following sentence. Any Manager may resign at any time upon written notice to the other Managers, and subject to the first sentence of this Section 4.1(b), any Manager may be removed from such position by the Member at any time, with or without cause.

(c)                                       Required Approval. Except as specifically provided otherwise in this Agreement or by non-waivable provisions of the Act, any action taken by the Board may only be taken with the approval, at a duly called meeting, of a majority of the Managers.

(d)                                      Committees. The Board may establish one or more committees, which shall be comprised solely of Managers, and delegate authority to such committees as the Board deems advisable. The Manager on the Member’s board of managers who has been elected by the Majority GSC Holders shall be entitled to be a member of any such committee if such Manager so elects at the time such committee is established. Except as specifically provided otherwise in this Agreement, any action taken by a Board committee may only be taken with the approval, at a duly called meeting, of a majority of such committee members.

(e)                                       Expenses. The Company shall reimburse each Manager for all reasonable out-of-pocket expenses incurred in connection with his duties as a Manager or committee member.

(f)                                        No Agency or Authority. No Manager is an agent of the Company solely by virtue of being a Manager, and unless expressly authorized to do so by the Board, no Manager has the authority to act for or to bind the Company solely by virtue of being a Manager. Any Manager who takes any action or purports or attempts to bind the Company in violation of this Section 4.1(f) shall be solely responsible for any loss and/or expense incurred by the Company as a result of such unauthorized action, and such Manager shall indemnify and hold harmless the Company with respect to such loss and/or expense.

4.2                               Officers.

(a)                                 General. The Board may designate employees of the Company or other individuals as officers of the Company (the “Officers”) as it deems advisable to carry on the business of the Company and may assign in writing titles (including Chief Executive Officer, President, Vice President, Secretary, Chief Financial Officer and Treasurer) to any such person. The Chairman of the Board, if one is designated by the Board, shall only be an Officer of the Company if so determined by the Board when designating such Officer. Unless otherwise determined by the Board and except as set forth in Section 4.2(b) below, if the title of an Officer is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any two or more offices may be held by the same person. New offices may be created and filled by the Board (and such offices shall be effective without any amendment to the Certificate of Formation of the Company). Each Officer shall hold office until his successor is designated by the Board or until his earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Company and the Board. Any Officer may be removed by the Board (excluding the Person being considered) at any time, with or without cause. A vacancy in any office occurring because of death, resignation, removal or otherwise may be filled by the Board. Any designation of Officers, a description of any duties delegated to such Officers that is different than that set forth in this Agreement, and any removal of such Officers, shall only be as approved by the Board. The Officers are not “managers” (within the meaning of the Act) of the Company. The Board may delegate any or all of the power and authority delegated to it to one or more of such Officers subject to the right of the Board to modify or withdraw any or all of any such delegation. The Officers of the Company as of the date of this Agreement shall be the Persons so designated on Schedule I attached hereto.

(b)                                 Limitation on Authority. Notwithstanding any provision of this Agreement to the contrary, and without limiting the actions of the Company that shall require the approval of the Board, the Company shall not be authorized to take any of the following actions, and no Officer shall have the power to bind the Company, with respect to the following actions, unless approved by the Board (either specifically or by a general delegation of authority):

(i)                                     amend either the Company’s Certificate of Formation or this Agreement;

(ii)                                  take any act which would make it impossible or the Company to carry on its business in the ordinary course;

(iii)                               convert the Company to a corporation, partnership or any other entity form;

(iv)                              conduct any business other than the business conducted by the Company as of the date hereof,

(v)                                 dissolve or liquidate the Company;

(vi)                              form any subsidiary or establish any joint venture, partnership, or other form of business entity;

(vii)                           issue any additional Membership Interests or admit additional Membership to the company;

(viii)                        declare or make any Distribution with respect to the Membership Interests or redeem, repurchase or otherwise acquire any Membership Interests;

(ix)                              sell, transfer or dispose of all or substantially all of the Company’s business or assets, or merge, consolidate or otherwise combine the Company with another Person, or enter into any agreement to do any of the foregoing;

(x)                                 acquire any other business or entity;

(xi)                              incur any indebtedness;

(xii)                           make any loan or advance other than for the purpose of advancing normal trade credit or create, incur, assume or suffer to exist any material lien or encumbrance on any of the Company’s properties or assets;

(xiii)                        purchase or dispose of any interest in real estate or other assets of the Company, excluding sales of products in the ordinary course of business;

(xiv)                       enter into any agreement, contract or commitment;

(xv)                          authorize or cause the Company, or authorize, cause or allow any Subsidiary, to enter into, or amend, modify or grant any waiver or approval with respect to, any transaction or agreement of any kind whatsoever with the Member or any Affiliate of the Member;

(xvi)                       enter into, or change the terms of, any agreement between the Company or any of its Subsidiaries and any senior executive of the Company;

(xvii)                    initiate any litigation or arbitration; or

(xviii)                 designate the Company’s auditors for the ensuing fiscal year.

4.3                          Duties of the Board and Officers. The Board and Officers shall take all actions with respect to the conduct of the Company’s business in accordance with the provisions of this Agreement and applicable law. Officers shall be subject to the same fiduciary duties as an officer of a business corporation formed under the Delaware General Corporation Law. The duties of the Managers shall be as limited in Section 10.3.

4.4                               Meetings of Board.

(a)                                 Place. The Board and each Board committee may hold meetings in such place or places in the State of Delaware or outside the State of Delaware as determined by the Managers calling the meeting as set forth in Section 4.4(b) below.

(b)                                 Time and Notice. Meetings of the Board or a Board committee shall be held whenever called by at least two Managers; provided, however, that there must be at least four meetings of the Board in each full calendar year after the date hereof; provided further, however, that the Manager on the Member’s board of managers who has been elected by the Majority GSC Holders shall be entitled to call one additional meeting of the Board during each calendar year after the date hereof. Notice of the day, hour and place of holding of each meeting of the Board or any meeting of a Board committee shall be given to each Manager or committee member in accordance with Section 14.1 at least 72 hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at any such meeting. At any meeting at which every Manager or committee member shall be present, even though without any notice, any business may be transacted. Notice need not be given to any Manager if a written waiver of notice is given by such Manager before or after such meeting and the presence of any Manager at a meeting in person or telephonically shall constitute waiver of notice.

(c)                                  Quorum. A quorum for the transaction of business by the Board shall consist of a majority of the Managers and a quorum for the transaction of business by a Board committee shall consist of a majority of such committee members.

(d)                                 Presence and Proxy. Any Manager may participate in any meeting of the Board or a Board committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting. Any Manager may participate in any meeting either in person or by proxy.

(e)                                  Written Consent. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by a majority of the Managers. Any action required or permitted to be taken at any meeting of a Board committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by a majority of such committee members; provided, however, such written consent must be delivered to all Managers prior to the effective date of such written consent. Prompt notice of the taking of an action without a meeting by less than unanimous written consent shall be given to those Managers who have not consented in writing. All such writings shalt be filed with the minutes of proceedings of the Board or Board committee, as the case may be. The requirements of this paragraph shall not be deemed to amend the voting provisions applicable to actions taken at a meeting.

ARTICLE 5
THE MEMBER

5.1                               Distributions; Voting.

(a)                                 Distributions. Distributions shall be made in accordance with Articles 8 and 11.

(b)                                 Voting. The Member shall be entitled to vote under this Agreement or as required by the Act. Notwithstanding anything herein to the contrary, only the Member (and not transferees of Member who are not themselves admitted as a member of the Company) shall have voting rights hereunder.

5.2                               Power of the Member; No Agency or Authority. The Member shall have the power to exercise any and all rights or powers granted to the Member under the express terms of this Agreement or as otherwise required by the Act. Except as otherwise expressly provided in this Agreement, the Member shall not take part in the operation or control of the business and affairs of the Company; provided, however, the members of the Member holding a majority of the Member’s Units (as defined in the Member’s LLC Agreement) may cause the Member to approve a Transaction (as defined in the Securityholders Agreement) without any action of the Board. The Member is not an agent of the Company solely by virtue of being the Member, and the Member does not have the authority to act for the Company solely by virtue of being the Member. If the Member takes any action or purports or attempts to bind the Company in violation.of this Section 5.2, it shall be solely responsible for any loss and/or expense incurred by the Company or any Manager as a result of such unauthorized action, and the Member shall indemnify and hold harmless the Company and each Manager with respect to such loss and/or expense.

5.3                               Actions and Meetings of the Member.

(a)                                 Required Vote. Any action of the Member required by the Act, or required or permitted by the terms of this Agreement to be taken by the Member, shall be taken by the Member pursuant to a resolution adopted at a meeting of the Member or without a meeting if a consent in writing, setting forth the action so taken, is signed by the Member.

(b)                                 No Other Voting Rights. No Persons other than the Member shall have any right to participate in any meeting of the Member or to vote or take action with respect to any matters approved at a meeting of the Member or by written consent of the Member, including any merger or consolidation of the Company.

5.4                               Power of Attorney.

(a)                                 The Member hereby appoints each Manager as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, acknowledge, swear to and file:

(i)                                     all amendments to the Certificate of Formation as may be required under the Act that are duly approved by the Member; and

(ii)                                  any amendment to this Agreement duly approved as provided in Article 13.

(b)                                 The foregoing provisions granting a power of attorney shall be strictly construed.

(c)                                  The power of attorney hereby granted by the Member (i) is conditioned upon prior approval of the subject matter thereof by the Board and/or the Member, if so required by the provisions of this Agreement, and (ii) is coupled with an interest, is irrevocable, and shall survive, and shall not be affected by, the subsequent death, disability, incompetency, termination, bankruptcy, insolvency or dissolution of the Member.

ARTICLE 6

CAPITAL ACCOUNTS AND CONTRIBUTIONS

6.1                               Capital Contributions; Capital of the Company. The capital of the Company shall be the aggregate amount of the Capital Contributions of the Member. The Member shall not have any obligation to make any further Capital Contribution to the Company.

6.2                               Return of Capital. Contributions; interest; Liability.

(a)                                 Return of Capital Contributions. The Member shall not be entitled to withdraw or receive the return of any part of its Capital Contribution or to receive any Distribution from the Company, except as provided in Articles 8 and 11.

(b)                                 Interest. No interest shall be paid by the Company on Capital Contributions.

(c)                                  Liability. Except as specifically agreed otherwise by the Member, the Member shall not be liable for any of the debts or obligations of the Company or be required to contribute any capital or lend any funds to the Company. Neither the Member nor any Manager shall be personally liable for the return of all or any part of the Member’s Capital Contribution, which return or payment shall be made solely from, and to the extent of, the assets of the Company pursuant to the terms of this Agreement.

6.3                               Loans. The Member may make loans to the Company from time to time, as authorized by the Board.

ARTICLE 7

ALLOCATIONS

7.1                               Allocation of Net Income and Net Losses. The net income and net losses for any fiscal year or partial fiscal year shall be allocated to the Member.

ARTICLE 8

DISTRIBUTIONS

8.1                                         Distributions. Net Cash Flow may be, but shall not be required to be, distributed to the Member from time to time by action of the Board.

8.2                                         General Limitation on Distributions. Notwithstanding any provision of this Article 8, the Company shall not make a Distribution to the Member if (i) such Distribution would be prohibited under, or by its payment would result in an event of default under, any agreement pursuant to which indebtedness of the Company or any of its Subsidiaries is issued, (ii) such Distribution would be prohibited under Section 18-607 of the Act (Limitations on Distribution) or other applicable law, (iii) the Board resolves not to make a Distribution, which resolution must include the affirmative consent of the Manager on the Member’s board of managers who has been elected by the Majority GSC Holders, as applicable, or (iv) the Company is unable at the time of the proposed Distribution, or would become unable immediately following such Distribution, to pay its debts as they become due. In no event shall the Company be obligated to make any Distribution if it does not have cash available (including under a line of credit or revolver) to make such Distribution.

ARTICLE 9

TRANSFER OF MEMBERSHIP INTEREST

9.1                                    Transfer. The Member may not sell, transfer, assign, give or otherwise dispose of, pledge or encumber the Member’s Membership Interest or any part thereof whether voluntarily, by operation of law or otherwise without the consent of the Board (a “Transfer”).

ARTICLE 10

LIABILITY, EXCULPATION AND INDEMNIFICATION

10.1                        Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

10.2                        Exculpation.

(a)                            No Covered Person shall be liable to the Company or any other Covered Person for any loss, claim, demand, cost, damage, liability (joint or several), expenses of any nature (including reasonable attorney’s fees and disbursements), judgments, fines, settlements or other amounts (“Losses”) incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such Losses incurred by reason of such Covered Person’s fraud, bad faith, willful misconduct or breach of any agreement with the Company.

(b)                                 A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Managers, Officers, employees or committees of the Company, or by any other Person, as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, net income, net losses or Net Cash Flow or any other facts pertinent to the existence and amount of assets from which Distributions to the Member might properly be paid.

10.3                        Waiver of Certain Duties and Liabilities.

(a)                                 To the extent that, at law or in equity, a Covered Person has duties (other than fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, such Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they affirmatively restrict, waive or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(b)                                 Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Covered Persons, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or the Member, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting principles. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

10.4                        Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (“Indemnified Costs”) incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any Indemnified Costs incurred by such Covered Person by reason of fraud, bad faith, willful misconduct or breach of any agreement with the Company with respect to such acts or omissions; provided, however, that any indemnity under this Section 10.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability or any obligation to make any Capital Contribution on account thereof. This indemnification shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, vote of the Board, as a matter of law or equity, or otherwise, both as to an action in the Covered Person’s capacity as a Covered Person, and as to an action in another capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of each Covered Person. The Board shall have the authority to cause the Company to purchase and maintain insurance as it deems advisable with respect to the indemnification of any Covered Person. The indemnification rights in this Section 10.4 and advancement of expenses in Section 10.5 shall be limited by and in all events subject to any written agreement between the Company and any Manager.

10.5                        Expenses. To the fullest extent permitted by applicable law, the Company shall advance from time to time expenses (including reasonable attorneys’ fees and disbursements) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount if it shall be finally determined that the Covered Person is not entitled to be indemnified as authorized in Section 10.4.

10.6                        Renunciation of Corporate Opportunities; No Expansion of Duties. The Company, on behalf of itself and its Subsidiaries, and the Member, acknowledge that the Member and its Affiliates (other than any Person that is such an Affiliate solely by virtue of their relationship with the Company) and the individuals appointed as Managers to the Company’s Board by virtue of their election to the Member’s board of managers by the Institutional Members (as defined in the Member’s LLC Agreement), or as directors or managers of the Member or any Subsidiary, or as a committee member of the Company, the Member or any Subsidiary (together, the “Institutional Member/Managers”) are in the business of making investments in, and have investments in, other corporations, general and limited partnerships, joint ventures, limited liability companies and other entities, including other businesses similar to and that may compete with the Company’s businesses (“Competing Businesses”) and, in connection therewith, (a) may have interests in, participate with, aid and maintain seats on the board of directors of, other such entities, (b) may develop opportunities for such entities and (c) have provided and may provide banking or other services to such entities. In connection with these activities, the Institutional Member/Managers may develop opportunities for such other entities and/or encounter business opportunities that the Company, its Subsidiaries, the Member’s Subsidiaries and the Member may desire to pursue. The Company, on behalf of itself and its Subsidiaries, and the Member, recognize that such opportunities may include, but shall not be limited to, identifying, pursuing and investing in entities, engaging broker-dealers, commercial banks and investment banking firms to perform certain services, including acting as underwriters or placement agents in securities offerings, obtaining investment funds from institutional and private stockholders or others and performing banking services. The Company, on behalf of itself and its Subsidiaries, and the Member, agree that the Institutional Member/Managers shall have the unfettered right to make additional investments in or have relationships with other entities or businesses, including Competing Businesses, independent of their investments in the Company or roles as the Member or Managers of the Company unless, in the case of any Institutional Member/Manager who is an Officer or Manager, such business opportunity is expressly offered to such Institutional Member/Manager in writing solely in his or her capacity as an Officer or Manager of the Company. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its Subsidiaries, and the Member, hereby renounce any interest or expectancy of the Company, each Subsidiary and the Member in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the Institutional Member/Managers unless such business opportunity is expressly offered to an Institutional Member/Manager who is an Officer or Manager in writing solely in his or her capacity as an Officer or Manager of the Company. Without limitation of the foregoing, each Institutional Member/Manager may engage in, have a relationship with or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or any Subsidiary, and none of the Company, any of its Subsidiaries nor the Member shall have any rights or expectancy by virtue of such Institutional Member/Manager’s relationships with the Company, any Subsidiary or any other Member, this Agreement or otherwise in and to such independent venture, activities, or the income or profits derived therefrom; and the pursuit of any such venture, even if such investment or relationship is in or with a Competing Business, shall not be deemed wrongful or improper. No Institutional Member/Manager shall be obligated to present any particular corporate, business or investment opportunity to the Company, any Subsidiary or the Member (other than an opportunity expressly offered to an Institutional Member/Manager who is an Officer or Manager in writing solely in his or her capacity as an Officer or Manager of the Company), even if such opportunity is of a character that, if presented to the Company or a Subsidiary, could be taken by the Company or such Subsidiary and any purported failure will not be deemed to be a breach of this Agreement, the Act or any other applicable law. The Institutional Member/Managers shall continue to have the right to take for their own respective accounts or as a partner, shareholder, fiduciary or otherwise, or to recommend to others, any such particular investment opportunity. The Company, on behalf of itself and its Subsidiaries, and the Member, acknowledge and agree that to the extent a court might hold that the conduct of any activity described in this Section 10.6 is a breach of a duty to the Company or the Member, the Company, on behalf of itself and its Subsidiaries, and the Member, hereby waive any and all claims and causes of action that each such Person believes that it may have for such activities. The Company, on behalf of itself and its Subsidiaries, and the Member, further agree that the waivers and agreements in this Agreement identify certain types and categories of activities which do not violate any duty of loyalty to the Company or the Member, and such types and categories are not manifestly unreasonable. The waivers and agreements in this Agreement apply equally to activities conducted in the future and activities that have been conducted in the past.

10.7                        Interested Transactions. No contract or transaction between the Company and one or more of the Member, its Managers or Officers, or between the Company and any other corporation, partnership, limited liability company, association, or other organization in which one or more of the Managers, the Member or Officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee which authorized the contract or transaction, or solely because his or their votes are counted for such purpose if (a) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or committee, and the Board or committee in good faith authorizes the contract or transaction; or (b) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board. Interested Managers may be counted in determining the presence of a quorum at a meeting of the Board or, in the case of a written consent, approval by written consent, which authorizes the contract or transaction. The Member hereby specifically approves and ratifies each of the Closing Date Agreements and the transactions from time to time contemplated thereby.

ARTICLE 11

DISSOLUTION AND TERMINATION

11.1                        No Dissolution. Only the events set forth in Section 11.2 or in the Act shall cause the dissolution of the Company. The Company shall not be dissolved by the admission of additional or substituted members or, to the fullest extent permitted by the Act, by the termination of the Member’s Membership Interest in accordance with the terms of this Agreement. The bankruptcy of the Member (as defined in Section 18-304 of the Act) shall not cause the Member to cease to be a member of the Company and, upon the occurrence of any such event, the business of the Company shall be continued without dissolution. Upon the occurrence of an event that causes the Member to cease to be a member of the Company, to the fullest extent permitted by the Act, the business of the Company may be continued if approved by, and in the manner approved by, the Board.

11.2                        Dissolution Upon Specific Events. The Company shall be dissolved and its affairs shall be wound up upon the happening of any of the following events (a “Dissolution Event”):

(a)                                 by order of a court pursuant to Section 18-802 of the Act; or

(b)                                 by action of the Member in accordance with the terms of this Agreement.

11.3                        Winding Up.

(a)                                 Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and the Member. During the period commencing on the date on which a Dissolution Event occurs and ending on the date on which the assets of the Company are distributed pursuant to this Section 11.3, net income, net losses and other items of Company income, gain, loss, or deduction shall continue to be allocated in the manner provided in Article 7. During such period, the Member shall not take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs.

(b)                                 The Board shall be responsible for overseeing the winding up of the Company.

(c)                                  Subject to the further provisions of this Section 11.3, the assets of the Company shall be liquidated to the extent determined to be appropriate by the Board, and the proceeds thereof together with such assets as the Board determines to distribute in kind, shall be applied and distributed in the following order:

(i)                                     to creditors, including the Member if it is a creditor, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made; and

(ii)                                  to the Member.

11.4                        Limitations on Rights of the Member. The Member shall look solely to the assets of the Company for the return of its Capital Contribution.

11.5                        Certificate of Cancellation. Upon the dissolution and the completion of winding up of the Company, the Member shall promptly execute and cause to be filed a certificate of cancellation in accordance with the Act and appropriate instruments under the laws of any other states or jurisdictions in which the Company has engaged in business. Upon such certificate of cancellation becoming effective, the Company shall be terminated:

ARTICLE 12

FINANCIAL STATEMENTS, BOOKS AND BANK ACCOUNTS

12.1                        Books and Records. The Company will maintain the Company’s books and records and provide such books and records to the Member in accordance Section 18-305 of the Act.

ARTICLE 13
AMENDMENTS

13.1                        Amendments. This Agreement may be amended by written agreement executed by the Member.

ARTICLE 14

MISCELLANEOUS PROVISIONS

14.1                        Notices. Except as provided herein, any and all notices, consents, waivers, directions, requests, votes or other instruments or communications provided for herein shall be in writing, signed by the parties giving the same and shall be deemed properly given if sent by registered or certified mail, postage prepaid, by overnight courier service, by hand delivery or by facsimile, and addressed:

(a)                            in the case of the Company, to the Company at its registered office or the principal executive office of the Company; or

(b)                            in the case of any of the Member, to its address or facsimile number as set forth on the Member’s signature page hereto.

Any such notice shall be deemed to be effective as of the date (i) three days after the date on which it was mailed (if mailed by registered or certified mail), (ii) on which confirmation of receipt is received (if sent by facsimile), or (iii) on which it was received (in the case of overnight or hand delivery service or otherwise). Any party hereto may specify any other address or facsimile number for the receipt of such instruments or communications by giving notice to the other parties hereto in accordance with this Section 14.1.

14.2                        Entire Agreement. This Agreement contains the entire understanding of the Member and the Company and supersedes any prior written or oral agreement between or among them respecting the subject matter contained in this Agreement.

14.3                        Further Assurances. The Member hereby agrees to take, or cause to be taken, from time to time, all such further or other action as shall reasonably be necessary to make effective, to consummate and to perform the undertakings and obligations contemplated by this Agreement. Specifically, the Member shall from time to time execute or cause to be executed all other documents or cause to be done all filing, recording, publishing, or other acts as may be necessary or desirable to comply with the requirements for the operation of a limited liability company under the laws of the State of Delaware and all other jurisdictions in which the Company may from time to time conduct business.

14.4                      Partial Invalidity. If any term or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision has never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. In lieu of such illegal, invalid or unenforceable provisions there shall be added automatically as a part hereof a provision as similar in terms and economic effect to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

14.5                        Waivers. No waiver of any provision of this Agreement is valid unless in writing and signed by the Person against whom or which enforcement is sought and any such waiver is effective only in the specific instance described and for the purpose for which the waiver was given. The failure of any party to this Agreement to insist upon or enforce strict performance by any other party to this Agreement of any provision of this Agreement shall not be construed as a waiver or relinquishment of such right or related remedy.

14.6                        Binding Effect; Assignment; Third Party Beneficiaries.

(a)                                 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

(b)                                 Assignment. No party to this Agreement shall, or shall have the power to, assign or otherwise transfer its rights and obligations under this Agreement except to the extent related to a transfer of its Membership Interest to the extent permitted by, and in compliance with, this Agreement.

(c)                                  Third Party Beneficiaries. Except as it relates to Article 10 with respect to any Covered Person, this Agreement shall not confer any rights or remedies on any Person other than the parties hereto and their respective permitted successors and permitted assigns in accordance with Section 14.6(b) above.

14.7                        Rules of Interpretation.

(a)                                 When the context in which words are used in this Agreement indicates that such is the intent, singular words shall include the plural and vice versa and masculine words shall include the feminine and neuter genders and vice versa.

(b)                                 All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles in the United States of America, consistently applied, and any reference to generally accepted accounting principles shall be to generally accepted accounting principles in the United States of America, consistently applied.

(c)                                  The term “day” shall mean a calendar day. Whenever an event or action is to be performed by a particular date or a period ends on a particular date, and the date in question falls on a day that is not a business day, the event or action shall be performed, or the period shall end, on the next succeeding business day.

(d)                                 All references in this Agreement to any law shall be to such law as amended, supplemented, modified and replaced from time to time and shall include regulations, ordinances and the like.

(e)                                  The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(f)                                   A reference to Person includes its permitted successors and permitted assigns.

(g)                                  A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to that contained in the document in which such reference appears unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document. Reference to any documents, instrument or agreements (i) shall include all exhibits, schedules, annexes, appendices and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

(h)           Any Article, Section or Paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed a part of the text of this Agreement.

(i)            The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

14.8                        Governing Law. All questions with respect to the construction of this Agreement and the rights and liabilities of the Member shall be determined in accordance with the applicable provisions of the laws of the State of Delaware without regard to the principles of conflicts of law.

14.9                        Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one and the same instrument, binding upon all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart. Facsimile transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such facsimile signatures shall be deemed original signatures for purposes of the enforcement and construction of this Agreement.

**[SIGNATURE PAGE TO FOLLOW]**

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Limited Liability Company Agreement as of the date and year first above written.

THE COMPANY:	GREDE II LLC

/s/ Douglas J. Grimm
	Name:	Douglas J. Grimm
	Title:	CEO and President

THE MEMBER:	GREDE HOLDINGS LLC

/s/ Douglas J. Grimm
	Name:	Douglas J. Grimm
	Title:	CEO and President
Address:
27275 Haggerty Road
Suite 420
Novi. Michigan 48377
Fax: ( ) -

Signature Page to Limited Liability Company Agreement of Grede II LLC

Schedule 1

to Limited Liability Company

Agreement of Grede II LLC

Initial Managers and Officers

Initial Managers

David F. Browne
Donald. C. Campion
Eugene I. Davis
Douglas J. Grimm
Christopher E. Keenan

Initial Officers

Douglas J. Grimm	Chief Executive Officer and President
Louis R. Lavorata	Chief Financial Officer and Secretary
Stephen D. Busby	Vice President, Treasurer and Assistant Secretary